Exhibit 10.2

Rigel Pharmaceuticals, Inc.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) of Rigel Pharmaceuticals, Inc. (the “Company”) who is not also serving as an employee of the Company or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (this “Policy”). An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be. This Policy may be amended at any time in the sole discretion of the Board, or by the Compensation Committee of the Board at the recommendation of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments to be paid thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:
a.	All Eligible Directors: $50,000
b.	Non-executive chairperson of the Board: $90,000 (inclusive of Annual Board Service Retainer)
2.	Annual Committee Member Service Retainer:
a.	Member of the Audit Committee: $12,000
b.	Member of the Compensation Committee: $10,000
c.	Member of the Nominating and Corporate Governance Committee: $10,000
d.	Member of the Finance Committee: $5,000
e.	Member of the Scientific and Clinical Trial Advisory Committee: $10,000
3.	Annual Committee Chair Service Retainer (inclusive of Committee Member Service Retainer):
a.	Chairperson of the Audit Committee: $22,000
b.	Chairperson of the Compensation Committee: $15,000
c.	Chairperson of the Nominating and Corporate Governance Committee: $15,000
d.	Chairperson of the Finance Committee: $10,000
e.	Chairperson of the Scientific and Clinical Trial Advisory Committee: $15,000

The Company will also reimburse each of the Eligible Directors for his or her travel expenses incurred in connection with his or her attendance at Board and committee meetings. Travel expenses include reasonable air and ground transportation, meals, and hotel. Eligible expenses incurred must be itemized and submitted for payment with receipts attached.

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2018 Equity Incentive Plan (as amended, the “Plan”), subject to the approval of the Plan by the Company’s stockholders. All stock options granted under this Policy will be non-statutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock on the date of grant, and a term of 10 years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

1.	Initial Grant: Without any further action of the Board, each person who is elected or appointed for the first time to be a Non-Employee Director automatically shall, upon the date of his or her initial election or appointment to be a Non-Employee Director by the Board or stockholders of the Company, be granted an Initial Grant as an Option to purchase eighty thousand (80,000) shares of Common Stock on the terms and conditions set forth herein. Notwithstanding the foregoing, the Initial Grant may be in the form of a Restricted Stock Unit Award that covers a number of shares that has a value equal to an Option to purchase eighty thousand (80,000) shares of Common Stock (calculating the value of each such type of Stock Award based on the grant date fair value of such Stock Award for financial reporting purposes). Each Stock Award that is an option to purchase granted as an Initial Grant shall vest in accordance with the schedule set forth below that results in a shorter period of full vesting: (i) 1/36th of the shares of Common Stock subject to the Initial Grant shall vest each month after the date of grant over a period of three (3) years; or (ii) the Initial Grant shall vest in equal monthly installments after the date of grant over a period commencing on the date that the Non-Employee Director is appointed for the first time to be a Non-Employee Director by the Board and ending on the date of the Annual Meeting at which the Non-Employee Director is first scheduled to be considered for election to be a Non-Employee Director by the stockholders of the Company. Restricted Stock Unit Awards granted as an Initial Grant shall vest in three equal sums on the date prior to the next three Annual Meetings of the Company, respectively, after appointment to the Board.

2.	Annual Grant: Without any further action of the Board, a Non-Employee Director shall be granted an Annual Grant as follows: On the day following each Annual Meeting commencing with the Annual Meeting in 2021, each person who is then a Non-Employee Director automatically shall be granted an Annual Grant as (i) an Option to purchase thirty thousand (30,000) shares of Common Stock and (ii) twenty-five thousand (25,000) Restricted Stock Unit Awards. If the person has not been serving as a Non-Employee Director for the entire period since the preceding Annual Meeting, then the number of shares subject to the Annual Grant shall be reduced pro rata for each full quarter prior to the date of grant during which such person did not serve as a Non-Employee Director. Each Annual Grant shall vest such that 1/12th of the shares of Common Stock subject to such Annual Grant shall vest each month after the date of grant over a period of one (1) year and the Restricted Stock Unit Awards shall vest on the date prior to the Company’s next Annual Meeting.

 Compensation Limits Set in Equity Plan

If, with respect to an Annual Period (as defined in the Plan), the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director exceeds the applicable limit on compensation paid to Non-Employee Directors contained in the Plan, then the compensation paid to such individual under this Policy shall be reduced in accordance with an independent compensation advisor.

Approved by the Compensation Committee of the Board of Directors: March 9, 2021

Ratified by the Board of Directors: April 5, 2021

Effective: March 9, 2021